  EXHIBIT 4.29
Extension of Debenture Maturity Date
TO	Intellipharmaceutics International Inc. (the “Company”)
RE:
Debenture dated January 10, 2013, with an original face amount of US$1,500,000 issued by the Company to Dr. Isa Odidi and Dr. Amina Odidi (the “Debenture”) and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the Maturity Date of the Debenture (currently October 1, 2018) is extended to April 1, 2019.

DATED as of October 1, 2018.

/s/ Isa Odidi Isa Odidi	/s/Amina Odidi Amina Odidi